UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) March 31, 2009
NOVAVAX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26770	22-2816046
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9920 Belward Campus Drive
Rockville, Maryland		20850
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (240) 268-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement
On March 31, 2009, Novavax, Inc. (“Novavax” or the “Company”) and Cadila Pharmaceuticals Ltd., a company incorporated under the laws of India (“Cadila”) entered into a Joint Venture Agreement (the “JVA”) pursuant to which the Company and Cadila formed CPL Biologicals Limited, a joint venture (the “JV”), of which 80% will be owned by Cadila and 20% will be owned by the Company. The JV must obtain approval from India’s Foreign Investment Promotion Board (the “FIPB”) prior to issuing shares to Novavax. The JV will develop and commercialize the Company’s seasonal influenza virus-like-particle (VLP)-based vaccine candidate and Cadila’s therapeutic vaccine candidates against cancer as well as its adjuvants, biogeneric products and other diagnostic products for the territory of India. Novavax will also contribute to the JV technology for the development of several other VLP vaccine candidates against diseases of public health concern in the territory, such as hepatitis E and chikungunya fever. Cadila will contribute approximately $8 million over three years to support the JV’s operations. The JV will be responsible for clinical testing and registration of products that will be marketed and sold in India.
The board of directors of the JV consists of five members, three of whom (including the Chairman of the board) are nominated by Cadila and two of whom are nominated by Novavax. If the board is not in unanimous agreement on an issue, the CEOs of the Company and Cadila will work to resolve the issue. If the CEOs cannot resolve the issue in five business days, a vote by the majority of the board will decide. However, the approval of the Company and Cadila, as shareholders of the JV, and the board of directors of the JV is required for (1) the sale of all or most of the assets of the JV, (2) a change in control of the JV, (3) the liquidation, dissolution, or winding up of the JV, (4) any occurrence of indebtedness that results in the JV having a debt-to-equity ratio of 3-to-1 or greater, or (5) most amendments of the JVA or the JV’s Articles of Association.
The JV has the right to negotiate a definitive agreement for rights to for certain future Novavax products (other than RSV) and certain future Cadila products in India prior to Novavax or Cadila licensing such rights to a third party. Novavax has the right to negotiate the licensing of vaccines developed by the joint venture using Novavax’s technology for commercialization in every country except for India and vaccines developed by the joint venture using Cadila’s technology for commercialization in certain other countries, including the United States.
In connection with the JVA, on March 31, 2009, the Company also entered into license agreement, an option to enter into a license agreement, a technical services agreement and a supply agreement with the JV.
Pursuant to a Seasonal and Other Vaccines License (the “Seasonal License”), the Company granted the JV an exclusive, fully paid-up, royalty-free, non-transferable, right and license to its seasonal influenza vaccine and several other VLP vaccine candidates in India. The JV has sole responsibility for development and commercialization of the licensed products in India and cannot promote development or commercialization of any influenza vaccines outside of India. The JV will present development and commercialization plans for the seasonal influenza licensed product to Novavax for approval. Novavax may request reasonable adjustments to the plans. All clinical trial protocols for seasonal influenza licensed product by the JV require approval of Novavax. The Seasonal License will become effective upon approval of the FIPB and will continue until the JV gives 60 days notice of termination to Novavax, the parties mutually agree to terminate or Novavax terminates the JVA because Cadila has not satisfied its funding obligations. If the JV (1) materially alters a development or commercialization plan for seasonal influenza without Novavax’s consent or (2) initiates a clinical trial or deviates from an approved clinical trial protocol for seasonal influenza licensed product without Novavax’s consent, then Novavax will have the right to seek injunctive relief in any court with competent jurisdiction.

Pursuant to an option to obtain a license (the “Option”) Novavax has granted the JV an option to obtain in the future an exclusive, fully paid-up, royalty-free, non-transferable, right and license to the Company’s pandemic influenza vaccine. This Option is exercisable for two years following the termination or expiration of a third party agreement to which a portion of the technology that is the subject of the Option is subject.
Pursuant to a Technical Services Agreement (the “Technical Services Agreement”), the Company has agreed to provide certain services to the JV. Novavax will provide to the JV certain manufacturing know-how necessary for the JV to establish a manufacturing facility for VLP influenza vaccines. Novavax will provide training and supervision to help the JV implement the manufacturing know-how and, at the request of the JV, will provide any improvements to the manufacturing know-how. Novavax will also advise the JV in the clinical development and regulatory approval process for the influenza vaccines in India. Finally, Novavax may provide to the JV, at the JV’s request, consulting services in the areas of biologics, preclinical development, process development, manufacturing scale up, and general manufacturing related services. The JV will reimburse Novavax for reasonable out-of-pocket expenses in connection with performing services for the JV, including travel. The Technical Services Agreement will become effective upon approval of the FIPB. The initial term of the Technical Services Agreement is four years, but will automatically renew for successive one year periods unless either party gives 30 days written notice prior to the end of the then current term. The Technical Services Agreement may be terminated by Novavax if the JV owes Novavax a payment that is 30 days past due, the JV is in material breach which is not cured within 90 days, notice is given of a JV bankruptcy event or if Novavax terminates the JVA because Cadila has not satisfied its funding obligations. The JV can terminate the Technical Services Agreement if Novavax is in material breach which is not cured within 90 days.
Pursuant to a Supply Agreement (the “Supply Agreement”), Novavax will provide to the JV certain clinical and pre-clinical testing supplies at a price equal to the fully loaded actual costs (including escalated costs, if any) plus ten percent. The Supply Agreement will become effective upon approval of the FIPB and terminates upon the earlier of the first commercial sale of products by the JV or upon the first day of operation of the JV’s manufacturing facility. The Supply Agreement may be terminated earlier by Novavax if the JV owes a payment that is 30 days past due, the JV is in material breach which is not cured within 90 days, notice is given of a JV bankruptcy event or the JVA is terminated. The JV can terminate the Supply Agreement for any reason or no reason upon 60 days prior written notice to Novavax.
Also on March 31, 2009, Novavax entered into a Stock Purchase Agreement (the “SPA”) with Satellite Overseas (Holdings) Limited (“SOHL”), a subsidiary of Cadila, pursuant to which SOHL has agreed to purchase 12.5 million shares of Company common stock, par value $0.01 (the “Common Stock”) at $0.88 per share. Novavax expects to deliver the shares of Common Stock on April 1, 2009. The Company expects to raise gross proceeds of $11 million in the offering. The net proceeds to the Company from the sale of the Common Stock, after deducting estimated offering expenses payable by the Company, are expected to be approximately $10.65 million.
The SPA provides that, as long as SOHL owns more than 5% of the Company’s then-outstanding Common Stock, SOHL may purchase a pro-rata portion of any Company Common Stock sale or issuance. Under the SPA, certain issuances are exempt from SOHL’s pre-emptive right, including shares issued (1) as stock dividends, stock splits, or otherwise payable pro rata to all holders of Common Stock; (2) to employees, officers, directors or consultants of the Company pursuant to an employee benefit program; (3) upon the conversion or exercise of any options, warrants or other rights to purchase Common Stock; and (4) as consideration for a merger, consolidation, purchase of assets, or in connection with a joint venture or strategic partnership. However, any issuances pursuant to (4) above, must be approved by a majority of the full board and, if the transaction exceeds 5% of the Company’s then issued and outstanding shares of Common Stock, the per share purchase price cannot be less than $0.88.

Under the SPA, for so long as SOHL owns 5% of the Company’s Common Stock, SOHL may designate one member of the Company’s board of directors.
In connection with the offering, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with SOHL on March 31, 2009. The Registration Rights Agreement provides that SOHL has resale registration rights for the shares purchased pursuant to the SPA. SOHL is entitled to one demand registration right for each three year period and the Company and SOHL will split the costs associated with each demand registration, provided however that SOHL’s share of the expenses cannot exceed $20,000 for each requested registration statement.
Finally, on March 31, 2009, Novavax and Cadila entered into a Master Services Agreement (the “Master Services Agreement”) pursuant to which Novavax may request services from Cadila in the areas of biologics research, preclinical development, clinical development, process development, manufacturing scale up, and general manufacturing related services in India. If, at the third anniversary of the Master Services Agreement, the amount of services provided by Cadila is less than $7.5 million, Novavax will pay Cadila a portion of the shortfall. Novavax will have to pay Cadila the portion of the shortfall amount that is less than or equal to $2.0 million and 50% of the portion of the shortfall amount that exceeds $2.0 million. When calculating the shortfall, the amount of services provided by Cadila includes amounts that have been paid under all project plans, the amounts that will be paid under ongoing executed project plans and amounts for services that had been offered to Cadila, that Cadila was capable of performing, but exercised its right not to accept such project. The term of the Master Services Agreement is five years, but may be terminated by either party if there is a material breach that is not cured within 30 days of notice or, at any time after three years, provided that 90 days prior notice is given to the other party.
On March 31, 2009, Novavax issued a press release regarding the transactions described herein. The foregoing is a brief description of the material terms of the JVA, the Seasonal License, the Option, the Technical Services Agreement, the Supply Agreement, the SPA, the Registration Rights Agreement and the Master Services Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder.
Item 2.02. Results of Operations and Financial Condition
On March 31, 2009, Novavax issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2008 and will conduct a previously announced, publicly available conference call to discuss those results as well as to provide an update on the status of the Company’s business operations.
A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K. The information furnished in this Item 2.02 of Current Report on Form 8-K and Exhibit 99.2 attached hereto shall not be deemed “filed” for purpose of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibits	Description
99.1	Press release issued by Novavax, Inc., dated March 31, 2009 regarding joint venture and stock offering

99.2	Press release issued by Novavax, Inc., dated March 31, 2009 regarding financial results

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

Novavax, Inc. (Registrant)
March 31, 2009	By:	/s/ Rahul Singhvi
		Name:	Rahul Singhvi
		Title:	President and CEO